Houghton Mifflin Harcourt Takes Strong Steps to Address COVID-19 and Provides Business Update

BOSTON – March 27, 2020 – Houghton Mifflin Harcourt (HMH) (NASDAQ: HMHC) today announced steps to address COVID-19 and provided a business update related to the pandemic.

HMH is enacting a number of measures intended to help protect its shareholders, employees, and customers amid the COVID-19 outbreak. The company has already taken actions to help mitigate some of the adverse impact of COVID-19 to its profitability and cash flow in 2020, while working proactively with schools to support them through this period of disruption with virtual learning resources as highlighted in a separate release yesterday here.

Actions taken to date include: (1) director, executive and senior leadership salary reductions, and for the majority of employees, a four day work week with associated labor cost reductions; (2) a freeze on spending not directly tied to near-term billings; (3) reduced inventory purchasing; (4) temporary closures of warehousing and distribution centers, (5) deferral of long-term capital projects not directly contributing to billings in 2020 and (6) borrowing $100 million of its asset-backed credit facility as a pre-emptive measure to mitigate against capital market disruptions.

Given the COVID-19-related school closings mandated by states and districts nationwide, the company’s Education business will be impacted, and significant uncertainty is likely to persist in the marketplace. As a result, HMH is withdrawing its 2020 full-year financial guidance and 3-year outlook, issued in conjunction with its Q4 2019 earnings on February 27, 2020.

“While we continue to be confident in the strategic direction we embarked on nearly two years ago, given the many unknowns about the virus’ impact on our customers, we believe it is appropriate at this time to withdraw our prior guidance,” said HMH CEO Jack Lynch. “We are taking precautionary steps to mitigate the commercial risk posed by school closings and disrupted purchasing activity while working hard to protect the safety and well-being of our staff.”

HMH CFO Joe Abbott added, “We began 2020 with approximately $300 million in cash along with our $250 million asset-backed revolving credit facility, which provides us extra liquidity to help mitigate near-term disruption to our business. The immediate expenditure reductions we have implemented will also strengthen our financial condition, while positioning us to resume operations after market conditions stabilize.”

Jack Lynch concluded, “Continuity of K-12 education is vital to the long-term recovery of our nation and the global economy. HMH is committed to supporting the immediate crisis response, stabilization and recovery efforts of our customers with connected learning solutions that are effective, engaging and equitable. Our leadership team remains focused on this fast-evolving situation, and rest assured we are taking action in real-time to protect our people, deliver for our customers, and maintain our momentum.”

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About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ: HMHC) is a learning company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students' potential and extend teachers' capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children's books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

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CONTACT

Investor Relations

Brian S. Shipman, CFA

SVP, Investor Relations

212-592-1177

Brian.Shipman@hmhco.com

Media Relations
Bianca Olson
SVP, Corporate Affairs
617-351-3841
Bianca.Olson@hmhco.com

Forward-Looking Statements

This news release may contain certain statements that are not historical facts, including information regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential business decisions.  Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including, but not limited to, changes in state and local education funding and/or related programs, legislation and procurement processes, including as a result of COVID-19; the unknown duration and long-term impact of school closings in response to COVID-19; adverse or worsening economic trends or conditions; changes in consumer demand for, and acceptance of, our products; industry cycles and trends; conditions and/or changes in the publishing industry; and other factors discussed in our news releases, public statements and/or filings with the U.S. Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise.